Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the fourth paragraph of Investments and the effects of the change in accounting for noncontrolling interests in the fifth paragraph of Recent Accounting Pronouncements discussed in Note 1, as to which the date is October 8, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in The First American Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

November 17, 2009